Exhibit 4.2

UNIT WARRANT AGREEMENT

This Unit Warrant Agreement (“Unit Warrant Agreement”) is made as of _______, 2016, by and between Monster Digital, Inc., a Delaware corporation (the “Company”), and Corporate Stock Transfer, Inc. (the “Unit Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (the “Public Offering”) of 1,000,000 units (the “Units”) of the Company (including either up to 150,000 additional Units, or, if the Units shall detach and our Shares of Common Stock (as defined below) and the Unit Warrant s (as defined below) underlying the Units shall begin to separately trade before the over-allotment period expires, up to 300,000 additional Shares of Common Stock and/or up to 450,000 additional Unit Warrant s if the underwriters’ over-allotment option is exercised in full), each Unit consisting of two Shares of common stock, par value $0.001 per share (the “Common Stock”) and two Unit Warrant s (the “Unit Warrant ” or “Unit Warrant s”), each Unit Warrant entitling its holder to purchase one share of Common Stock (the “Unit Warrant Shares”);

WHEREAS, the Company has filed, with the Securities and Exchange Commission (the “SEC”), a registration statement on Form S-1 (Registration No. 333-207938), as amended (the “Registration Statement”), for the registration, under the Securities Act of 1933, as amended (the “Act”), of, among other securities, the Unit Warrant s and the Unit Warrant Shares; and

WHEREAS, the Company desires the Unit Warrant Agent to act on behalf of the Company, and the Unit Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Unit Warrants; and

WHEREAS, the Company desires to provide for the form, terms and provisions of the Unit Warrant, including the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Unit Warrant Agent and the holders of the Unit Warrant; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Unit Warrant , when executed on behalf of the Company and countersigned by or on behalf of the Unit Warrant Agent, as provided herein, the legally valid and binding obligations of the Company, and to authorize the execution and delivery of this Unit Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.             Appointment of Unit Warrant Agent. The Company hereby appoints the Unit Warrant Agent to act as agent for the Company for the Unit Warrant , and the Unit Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Unit Warrant Agreement.

2.             Unit Warrant .

2.1          Form of Unit Warrant . Each Unit Warrant shall be: (a) issued in registered form only, (b) in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and (c) signed by, or bear the facsimile signature of, the Chairman of the Board, the Chief Executive Officer or the Chief Financial Officer of the Company. In the event the person whose facsimile signature has been placed upon any Unit Warrant shall have ceased to serve in the capacity in which such person signed the Unit Warrant before such Unit Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2          Effect of Countersignature. Unless and until countersigned by the Unit Warrant Agent pursuant to this Unit Warrant Agreement, a Unit Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3          Registration.

2.3.1       Unit Warrant Register. The Unit Warrant Agent shall maintain books (the “Unit Warrant Register”), for the registration of the original issuance and transfers of the Unit Warrant. Upon the initial issuance of the Unit Warrant , the Unit Warrant Agent shall issue and register the Unit Warrant in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Unit Warrant Agent by the Company.

2.3.2       Registered Holder. Prior to due presentment for registration of transfer of any Unit Warrant, the Company and the Unit Warrant Agent may deem and treat the person in whose name such Unit Warrant shall be registered upon the Unit Warrant Register (“Registered Holder”) as the absolute owner of such Unit Warrant and of each Unit Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Unit Warrant certificate made by anyone other than the Company or the Unit Warrant gent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Unit Warrant Agent shall be affected by any notice to the contrary.

2.4          Detachability of Unit Warrant . Each of the Common Stock and the Unit Warrants comprising the Units will be separable at the option of the holder beginning on the first trading day following the 45th day after the date of this prospectus, unless Joseph Gunnar & Co., as representative of the underwriters (the “Representative”), determines that an earlier date is acceptable (such date, the “Detachment Date”). In no event will separate trading of the securities comprising the Units commence until the Company issues a press release announcing when such separate trading will begin.

3.             Terms and Exercise of Unit Warrant .

3.1          Unit Warrant Price. Each Unit Warrant shall, when countersigned by the Unit Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Unit Warrant and of this Unit Warrant Agreement, to purchase from the Company the number of Shares of Common Stock stated therein, at the price of $9.375 per share of Common Stock, subject to the adjustments provided in Section 4 hereof. The term “Unit Warrant Price” as used in this Unit Warrant Agreement refers to the price per whole share at which Common Stock may be purchased at the time such Unit Warrant is exercised.

3.2          Duration of Unit Warrant . A Unit Warrant may be exercised only during the period (“Exercise Period”) commencing on the Detachment Date and terminating at 5:00 p.m., New York City time, on the earlier to occur of (i) _____, 2021 (60 months following the closing date of the Public Offering), or (ii) the date fixed for redemption of the Unit Warrant as provided in Section 6 of this Unit Warrant Agreement (“Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Unit Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Unit Warrant Agreement shall cease at the close of business on the Expiration Date. The Company may extend the duration of the Unit Warrant by delaying the Expiration Date; provided, however, that the Company will provide notice of not less than 20 days to Registered Holders of such extension and that such extension shall be identical in duration among all of the then outstanding Unit Warrant.

3.3          Exercise of Unit Warrant .

3.3.1       Cash Exercise. Subject to the provisions of the Unit Warrant and this Unit Warrant Agreement, a Unit Warrant, when countersigned by the Company, may be exercised by the Registered Holder thereof by surrendering it at the office of the Unit Warrant Agent, or at the office of its successor as Unit Warrant Agent, currently being:

Corporate Stock Transfer, Inc.

3200 Cherry Creek South Drive, Suite 430

Denver, Colorado 80209

with the subscription form, as set forth in the Unit Warrant , duly executed, and by paying in full, in lawful money of the United States, by certified or bank cashier’s check payable to the order of the Unit Warrant Agent or by wire transfer to the Unit Warrant Agent’s ________ bank account, the Unit Warrant Price for each whole Unit Warrant hare as to which the Unit Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Unit Warrant , the exchange of the Unit Warrant for the Unit Warrant Shares, and the issuance of the Unit Warrant Shares (such exercise, a “Cash Exercise”). A Cash Exercise in accordance with this Section 3.3.1 is available to the Registered Holder only during such times that there is an effective registration statement registering the Unit Warrant Shares, with the prospectus contained therein being available for the resale of the Unit Warrant Shares.

3.3.2       Cashless Exercise. Notwithstanding anything contained herein to the contrary, if and only if a registration statement registering the issuance of the Warrant Shares under the Securities Act of 1933, as amended, is not effective or available for the issuance of the Warrant Shares, the Holder may, in its sole discretion, exercise the Unit Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number  = (A x B) - (A x C)

      B

For purposes of the foregoing formula:

A= the total number of shares with respect to which the Unit Warrant is then being exercised.

B= the Weighted Average Price of the shares of Common Stock (as reported by Bloomberg) on the date immediately preceding the date of the Exercise Notice.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

For purposes of this Section 3.3.2, the fair market value of one share of Common Stock is defined as follows:

(i) if the Company’s Common Stock is listed and traded on the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board (each, a “Trading Market”), the fair market value shall be deemed the closing price on such Trading Market on the trading day immediately prior to the date the subscription form is submitted to the Company in connection with the exercise of the Unit Warrant ; or

(ii) if the Company’s Common Stock is not listed on a Trading Market, but is traded in the over-the-counter market, the fair market value shall be deemed to be the closing bid price on the trading day immediately prior to the date the subscription form is submitted in connection with the exercise of the Unit Warrant ; or

(iii) if there is no active public market for the Company’s Common Stock, the fair market value of the Common Stock shall be determined in good faith by the Company’s board of directors.

For purposes of Rule 144 promulgated under the Act, it is intended, understood and acknowledged that, assuming the Registered Holder is not an affiliate of the Company, the Unit Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Registered Holder, and the holding period for the Unit Warrant Shares shall be deemed to have commenced, on the date this Unit Warrant was originally issued, subject to the rules and regulations set forth under the Act.

3.3.3       Fractional Shares. Notwithstanding any provision to the contrary contained in this Unit Warrant Agreement, the Company shall not be required to issue any fraction of a Unit Warrant hare in connection with the exercise of Unit Warrant. As to any fraction of a share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price; provided, that if more than one Unit Warrant certificate is presented for exercise at the same time by the same Registered Holder, the number of whole Unit Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Unit Warrant Shares issuable on exercise of all such Unit Warrant.

3.3.4       Issuance of Certificates. No later than three (3) business days following the exercise of any Unit Warrant and the clearance of the funds in payment of the Unit Warrant Price pursuant to Section 3.3.1 or cashless exercise pursuant to Section 3.3.2, the Company shall issue, or cause to be issued, to the Registered Holder of such Unit Warrant a certificate or certificates representing (or at the option of the Registered Holder, deliver electronically through the facilities of the Depository Trust Corporation) the number of full Shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and, if such Unit Warrant hall not have been exercised or surrendered in full, a new countersigned Unit Warrant for the number of Shares as to which such Unit Warrant shall not have been exercised or surrendered. Notwithstanding the foregoing, the Company shall not deliver, or cause to be delivered, any securities without applicable restrictive legend pursuant to the exercise of a Unit Warrant unless (a) a registration statement under the Act with respect to the Common Stock issuable upon exercise of such Unit Warrant is effective and a current prospectus relating to the Shares of Common Stock issuable upon exercise of the Unit Warrant is available for delivery to the Registered Holder of the Unit Warrant or (b) in the opinion of counsel to the Company, the exercise of the Unit Warrant is exempt from the registration requirements of the Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the Registered Holder resides. Unit Warrant may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise or issuance would be unlawful.

3.3.5       Valid Issuance. All Shares of Common Stock issued upon the proper exercise or surrender of a Unit Warrant in conformity with this Unit Warrant Agreement shall be validly issued, fully paid and non-assessable.

3.3.6       Date of Issuance. Each person or entity in whose name any such certificate for Shares of Common Stock is issued shall, for all purposes, be deemed to have become the holder of record of such Shares on the date on which the Unit Warrant was surrendered and payment of the Unit Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such Shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.3.7       Holder’s Exercise Limitations. The Company shall not effect any exercise of a Unit Warrant , and a holder shall not have the right to exercise any portion of a Unit Warrant to the extent that after giving effect to such issuance after exercise, the holder (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of Shares of Common Stock issuable upon exercise of a Unit Warrant with respect to which such determination is being made, but shall exclude the number of Shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of a Unit Warrant beneficially owned by the holder or any of its affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3.3.6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by the holder that the Company is not representing to the holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 3.3.6 applies, the determination of whether a Unit Warrant is exercisable (in relation to other securities owned by the holder together with any affiliates) and of which portion of a Unit Warrant is exercisable shall be in the sole discretion of the holder, and the submission of a subscription form shall be deemed to be the holder’s determination of whether a Unit Warrant is exercisable (in relation to other securities owned by the holder together with any affiliates) and of which portion of a Unit Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3.3.6, in determining the number of outstanding Shares of Common Stock, a holder may rely on the number of outstanding Shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or its transfer agent setting forth the number of Shares of Common Stock outstanding. Upon the written or oral request of a holder, the Company shall within two trading days confirm orally and in writing to the holder the number of Shares of Common Stock then outstanding. In any case, the number of outstanding Shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including a Unit Warrant, by the holder or its affiliates since the date as of which such number of outstanding Shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of Shares of the Common Stock outstanding immediately after giving effect to the issuance of Shares of Common Stock issuable upon exercise of the Unit Warrant up to a maximum of 9.99% . The Holder, upon not less than 61 days’ prior notice to the Company, may waive the Beneficial Ownership Limitation provisions of this Section 3.3.6. Any such waiver will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.3.6 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of a Unit Warrant. In addition, in no event will the Company be obligated to pay such Registered Holder any cash consideration upon exercise or otherwise “net cash settle” the Unit Warrant.

4.             Adjustments.

4.1          Stock Dividends, Splits. If, after the date hereof, and subject to the provisions of Section 4.5 below, the number of outstanding Shares of Common Stock is increased by a stock dividend payable in Shares of Common Stock, or by a forward or reverse split of Shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split or similar event, the number of Shares of Common Stock issuable on exercise of each Unit Warrant shall be increased or decreased in proportion to such increase or decrease in outstanding Shares of Common Stock.

4.2          Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding Shares of Common Stock is decreased by a consolidation, combination or reclassification of Shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of Shares of Common Stock issuable on exercise of each Unit Warrant shall be decreased in proportion to such decrease in outstanding Shares of Common Stock.

4.3          Adjustments in Exercise Price. Whenever the number of Shares of Common Stock purchasable upon the exercise of the Unit Warrant is adjusted, as provided in Sections 4.1 and 4.2 above, the Unit Warrant Price shall be adjusted (to the nearest cent) by multiplying such Unit Warrant Price, immediately prior to such adjustment, by a fraction, (a) the numerator of which shall be the number of Shares of Common Stock purchasable upon the exercise of the Unit Warrant immediately prior to such adjustment, and (b) the denominator of which shall be the number of Shares of Common Stock so purchasable immediately thereafter.

4.4          Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Shares of Common Stock (other than a change covered by Sections 4.1 or 4.2 hereof or one that solely affects the par value of such Shares of Common Stock), or, in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Shares of Common Stock), or, in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, in connection with which the Company is dissolved, the Registered Holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Unit Warrant and in lieu of the Shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Registered Holder would have received if such Registered Holder had exercised his, her or its Unit Warrant (s) immediately prior to such event; and if any reclassification also results in a change in Shares of Common Stock covered by Sections 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5          Notices of Changes in Unit Warrant . Upon every adjustment of the Unit Warrant Price or the number of Shares issuable upon exercise of a Unit Warrant, the Company shall give written notice thereof to the Unit Warrant Agent, which notice shall state the Unit Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Shares purchasable at such price upon the exercise of a Unit Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2 or 4.3 the Company shall give written notice to each Registered Holder, at the last address set forth for such Registered Holder in the Unit Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6          Form of Unit Warrant . The form of Unit Warrant need not be changed because of any adjustment pursuant to this Section 4, and Unit Warrant issued after such adjustment may state the same Unit Warrant Price and the same number of Shares as is stated in the Unit Warrant initially issued pursuant to this Unit Warrant Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Unit Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Unit Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Unit Warrant or otherwise, may be in the form as so changed.

4.7          Notice of Certain Transactions. In the event that the Company shall (a) offer to holders of all its Common Stock rights to subscribe for or to purchase any securities convertible into Shares of Common Stock or Shares of stock of any class or any other securities, rights or options, (b) issue any rights, options or Unit Warrant entitling all the holders of Common Stock to subscribe for Shares of Common Stock, or (c) make a tender offer, redemption offer or exchange offer with respect to the Common Stock, the Company shall send to the Registered Holders a notice of such action or offer. Such notice shall be mailed to the Registered Holders at their addresses as they appear in the Unit Warrant Register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other Shares of stock and on other property, if any, and the number of Shares of Common Stock and other property, if any, issuable upon exercise of each Unit Warrant and the Unit Warrant Price after giving effect to any adjustment pursuant to this Section 4 which would be required as a result of such action. Such notice shall be given as promptly as practicable after the Company has taken any such action.

5.            Transfer and Exchange of Unit Warrant.

5.1          Transfer of Unit Warrant . Prior to the Detachment Date, the Unit Warrant may be transferred or exchanged only together with the Unit in which such Unit Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Unit Warrant included in such Unit. From and after the Detachment Date, this Section 5.1 will have no further force and effect.

5.2          Registration of Transfer. The Unit Warrant Agent shall register the transfer, from time to time, of any outstanding Unit Warrant into the Unit Warrant Register, upon surrender of such Unit Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Unit Warrant representing an equal aggregate number of Unit Warrant shall be issued and the old Unit Warrant shall be cancelled by the Unit Warrant Agent. The Unit Warrant to cancelled shall be delivered by the Unit Warrant Agent to the Company from time to time upon the Company’s request.

5.3          Procedure for Surrender of Unit Warrant . Unit Warrant may be surrendered to the Unit Warrant Agent, together with a written request for exchange or transfer, and, thereupon, the Unit Warrant Agent shall issue in exchange therefor one or more new Unit Warrant as requested by the Registered Holder of the Unit Warrant so surrendered, representing an equal aggregate number of Unit Warrant; provided, however, that, in the event a Unit Warrant surrendered for transfer bears a restrictive legend, the Unit Warrant Agent shall not cancel such Unit Warrant and shall issue new Unit Warrant in exchange therefor until the Unit Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Unit Warrant must also bear a restrictive legend.

5.4          Fractional Unit Warrant . The Unit Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Unit Warrant certificate for a fraction of a Unit Warrant.

5.5          Service Charges. No service charge shall be made for any exchange or registration of transfer of Unit Warrant.

5.6          Unit Warrant Execution and Countersignature. The Unit Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Unit Warrant Agreement, the Unit Warrant required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Unit Warrant Agent, will supply the Unit Warrant Agent with Unit Warrant duly executed on behalf of the Company for such purpose.

6.            Redemption.

6.1          Redemption. Subject to the second sentence of this Section 6.1, all (and not less than all) of the outstanding Unit Warrant may be redeemed, at the option of the Company, at any time from and after one year following their issuance and prior to their expiration, at the office of the Unit Warrant Agent, upon the notice referred to in Section 6.2, at the price of $.001 per Unit Warrant (“Redemption Price”); provided that the last sales price of the Common Stock has been equal to or greater than 160% of the Unit Warrant exercise price (subject to adjustment for splits, dividends, recapitalizations and other similar events), on any twenty (20) consecutive trading day period ending on the third business day prior to the date on which notice of redemption is given.  Notwithstanding the foregoing, a registration statement under the Act with respect to the Shares of Common Stock issuable upon exercise must be effective and a current prospectus must be available for use by the Registered Holders hereof during such thirty (30) consecutive trading day period in order for the Company to exercise its redemption rights pursuant to this Section 6.

6.2          Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Unit Warrant, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the Registered Holders of the Unit Warrant to be redeemed at their last addresses as they shall appear on the Unit Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Registered Holder received such notice.

6.3          Exercise After Notice of Redemption. The Unit Warrant may be exercised in accordance with Section 3 of this Unit Warrant Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the Registered Holder of the Unit Warrant shall have no further rights except to receive, upon surrender of the Unit Warrant, the Redemption Price.

6.4          No Other Rights to Cash Payment. Except for a redemption in accordance with this Section 6, no Registered Holder of any Unit Warrant hall be entitled to any cash payment whatsoever from the Company in connection with the ownership, exercise or surrender of any Unit Warrant under this Unit Warrant Agreement.

7.            Other Provisions Relating to Rights of Registered Holders of Unit Warrant .

7.1          No Rights as Stockholder. A Unit Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2          Lost, Stolen Mutilated or Destroyed Unit Warrant . If any Unit Warrant is lost, stolen, mutilated or destroyed, the Company and the Unit Warrant Agent may, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall, in the case of a mutilated Unit Warrant, include the surrender thereof), issue a new Unit Warrant of like denomination, tenor and date as the Unit Warrant lost, stolen, mutilated or destroyed. Any such new Unit Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Unit Warrant shall be at any time enforceable by anyone.

7.3          Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued Shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Unit Warrant issued pursuant to this Unit Warrant Agreement.

7.4          Registration of Common Stock. The Company has registered the Unit Warrant and the Common Stock issuable upon exercise of the Unit Warrant pursuant to the Registration Statement.  Until the expiration of the Unit Warrant in accordance with the provisions of this Unit Warrant Agreement, the Company shall use its best efforts to maintain the effectiveness of such Registration Statement and the current status of the prospectus.  If the Company fails to maintain the effectiveness of the Registration Statement, the Registered Holders have no right to a Cash Exercise as set forth in Section 3.3.1 and their sole recourse shall be to have the right to exercise the Unit Warrant on a cashless basis as set forth in Section 3.3.2 and the Company shall not have any other penalties for failure maintain the effectiveness of the Registration Statement or the current status of the prospectus at the time of exercise by the Registered Holder.

8.            Concerning the Unit Warrant Agent and Other Matters.

8.1          Payment of Taxes. The Company will, from time to time, promptly pay all taxes and charges that may be imposed upon the Company or the Unit Warrant Agent in respect of the issuance or delivery of Shares of Common Stock upon the exercise of Unit Warrant, but the Company shall not be obligated to pay any transfer taxes in respect of the Unit Warrant or such Shares.

8.2          Resignation, Consolidation, or Merger of Unit Warrant Agent.

8.2.1       Appointment of Successor Unit Warrant Agent. The Unit Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Unit Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint, in writing, a successor Unit Warrant Agent in place of the Unit Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Unit Warrant Agent or by the Registered Holder of the Unit Warrant (who shall, with such notice, submit his, her or its Unit Warrant for inspection by the Company), then the Registered Holder of any Unit Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Unit Warrant Agent. Any successor Unit Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and be authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authorities. After appointment, any successor Unit Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Unit Warrant Agent with like effect as if originally named as Unit Warrant Agent hereunder, without any further act or deed; but, if for any reason it becomes necessary or appropriate, the predecessor Unit Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Unit Warrant Agent all the authority, powers, and rights of such predecessor Unit Warrant Agent hereunder; and, upon request of any successor Unit Warrant Agent, the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Unit Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

8.2.2       Notice of Successor Unit Warrant Agent. In the event a successor Unit Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Unit Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3       Merger or Consolidation of Unit Warrant Agent. Any corporation into which the Unit Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Unit Warrant Agent shall be a party shall be the successor Unit Warrant Agent under this Unit Warrant Agreement without any further act on the part of the Company or the Unit Warrant Agent.

8.3          Fees and Expenses of Unit Warrant Agent.

8.3.1       Remuneration. The Company agrees to pay the Unit Warrant Agent reasonable remuneration for its services as Unit Warrant Agent hereunder and will reimburse the Unit Warrant Agent upon demand for all expenditures that the Unit Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2       Further Assurances. The Company agrees to perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Unit Warrant Agent for the carrying out or performing of the provisions of this Unit Warrant Agreement.

8.4          Liability of Unit Warrant Agent.

8.4.1       Reliance on Company Statement. Whenever, in the performance of its duties under this Unit Warrant Agreement, the Unit Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer or Chairman of the Board of the Company and delivered to the Unit Warrant Agent. The Unit Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Unit Warrant Agreement.

8.4.2       Indemnity. The Unit Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Unit Warrant Agent and hold it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Unit Warrant Agent in the execution of this Unit Warrant Agreement, except as a result of the Unit Warrant Agent’s negligence, willful misconduct or bad faith.

8.4.3       Exclusions. The Unit Warrant Agent shall have no responsibility with respect to the validity of this Unit Warrant Agreement or with respect to the validity or execution of any Unit Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Unit Warrant Agreement or in any Unit Warrant ; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it, by any act hereunder, be deemed to make any representation or warranty as to the authorization or reservation of any Shares of Common Stock to be issued pursuant to this Unit Warrant Agreement or any Unit Warrant or as to whether any Shares of Common Stock will when issued be valid and fully paid and non-assessable.

8.5          Acceptance of Agency. The Unit Warrant Agent hereby accepts the agency established by this Unit Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Unit Warrant exercised and concurrently account for, and pay to the Company, all moneys received by the Unit Warrant Agent for the purchase of Shares of the Company’s Common Stock through the exercise of Unit Warrant.

9.           Miscellaneous Provisions.

9.1          Successors. All the covenants and provisions of this Unit Warrant Agreement by or for the benefit of the Company or the Unit Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2          Notices. Any notice, statement or demand authorized by this Unit Warrant Agreement to be given or made by the Unit Warrant Agent or by the Registered Holder of any Unit Warrant to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Unit Warrant Agent) as follows:

Monster Digital, Inc.

2655 Park Center Drive, Unit C

Simi Valley, CA 93065

Attention: Chief Executive Officer

and

Manatt, Phelps & Phillips, LLP

695 Town Center Drive, 14th Floor

Costa Mesa, CA 92626

Attention: Thomas J. Poletti, Esq.

Any notice, statement or demand authorized by this Unit Warrant Agreement to be given or made by the Registered Holder of any Unit Warrant or by the Company to or on the Unit Warrant Agent shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Unit Warrant Agent with the Company), as follows:

Corporate Stock Transfer, Inc.

3200 Cherry Creek South Drive, Suite 430

Denver, Colorado 80209

Any notice, sent pursuant to this Unit Warrant Agreement shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof

9.3          Applicable Law. The validity, interpretation, and performance of this Unit Warrant Agreement and of the Unit Warrant shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The Company and the Unit Warrant Agent hereby agree that any action, proceeding or claim against either of them arising out of or relating in any way to this Unit Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company and the Unit Warrant Agent hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company or the Unit Warrant Agent may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the party receiving such service in any action, proceeding or claim.

9.4          Persons Having Rights under this Unit Warrant Agreement. Nothing in this Unit Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Unit Warrant and, for the purposes of Sections 9.2 hereof, the Representative and the underwriters, any right, remedy, or claim under or by reason of this Unit Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The Representative, and each of the underwriters, shall be deemed to be a third party beneficiary of this Unit Warrant Agreement with respect to Sections 6.1, 7.4, 9.2 and 9.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Unit Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Representative and underwriters with respect to the Sections 9.2 hereof) and their successors and assigns and of the Registered Holders of the Unit Warrant.

9.5          Examination of the Unit Warrant Agreement. A copy of this Unit Warrant Agreement shall be available at all reasonable times at the office of the Unit Warrant Agent in the city of Denver and State of Colorado, for inspection by the Registered Holder of any Unit Warrant. The Unit Warrant Agent may require any such Registered Holder to submit his, her or its Unit Warrant for inspection.

9.6          Counterparts- Facsimile Signatures. This Unit Warrant Agreement may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Facsimile signatures shall constitute original signatures for all purposes of this Unit Warrant Agreement.

9.7          Effect of Headings. The section headings herein are for convenience only and are not part of this Unit Warrant Agreement and shall not affect the interpretation thereof

9.8          Amendments. No provision of this Unit Warrant Agreement may be amended, modified or waived, except in a written document signed by both parties. The Company and the Unit Warrant Agent may amend or supplement this Unit Warrant Agreement without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties determine, in good faith, shall not adversely affect the interest of the Registered Holders.  All other amendments and supplements shall require the vote or written consent of Registered Holders of at least 50.1% of the then outstanding Unit Warrants, provided that adjustments may be made to the Unit Warrant terms and rights in accordance with Section 4 without the consent of the Registered Holders.

9.9          Severability. This Unit Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Unit Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Unit Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO THE UNIT WARRANT AGREEMENT]

IN WITNESS WHEREOF, this Unit Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

MONSTER DIGITAL, INC.

By:
Name:
Title:

CORPORATE STOCK TRANSFER, INC.

By:
Name:
Title: